EXHIBIT 10.71













                      CHANCELLOR RADIO BROADCASTING COMPANY



                            LOCAL MARKETING AGREEMENT
                                (WEST PALM BEACH)



                                      with



                       AMERICAN RADIO SYSTEMS CORPORATION



                                       for


         WEAT-AM/FM WOLL-FM                            West Palm Beach, Florida
         WOLL-FM                                       Riviera Beach, Florida




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                                TABLE OF CONTENTS


1.       Agreement Term.......................................................2

2.       Programmer's Purchase of Airtime and Provision of Programming........2

3.       Representations......................................................2

4.       Consideration........................................................3

5.       Collection of Accounts Receivable....................................3

6.       Chancellor Control of the Florida Stations...........................3

7.       Programmer Responsibility............................................4

8.       Contracts............................................................6

9.       Employees............................................................6

10.      Public Affairs Programming...........................................6

11.      Additional License Obligations.......................................7

12.      Broadcast Stations Programming Policy Statement......................7

13.      Compliance with Copyright Act........................................8

14.      Payola...............................................................8

15.      Sales................................................................8

16.      Local Marketing Agreement Challenge..................................8

17.      Confidential Review..................................................9

18.      Major Defaults: Termination..........................................9

               18.1  Programmer's Major Defaults..............................9
               18.2  Chancellor's Major Defaults.............................10
               18.3  Cure Periods............................................10
               18.4  Termination Upon Occurrence of Major Default............10
               18.5  Termination Upon Failure of Consummation of
                      Exchange Agreement.....................................11


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         19.      Liabilities Upon Termination...............................11

         20.      No Format Changes..........................................12

         21.      Chancellor's Indemnification...............................12

         22.      Programmer's Indemnification...............................12

         23.      Procedure for Indemnification..............................13

         24.      Dispute Over Indemnification...............................13

         25.      Programmer's Remedies for Operational Deficiencies.........14

         26.      Force Majeure..............................................14

         27.      Other Agreements...........................................14

         28.      Assignment.................................................14

         29.      Entire Agreement...........................................14

         30.      Taxes......................................................15

         31.      Headings...................................................15

         32.      Governing Law..............................................15

         33.      Notices....................................................15

         34.      Severability...............................................16

         35.      Certifications.............................................16

         36.      No Joint Venture...........................................17

         37.      Beneficiaries..............................................17




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



                            LOCAL MARKETING AGREEMENT


     THIS LOCAL MARKETING AGREEMENT ("LMA" or "Agreement"), made as of July 31, 1996 by and between AMERICAN RADIO SYSTEMS CORPORATION ("ARS" or "Programmer') and CHANCELLOR RADIO BROADCASTING COMPANY ("Chancellor"), both Delaware corporations.

                                    RECITALS

         WHEREAS, ARS is a party to a certain Asset Purchase Agreement dated March 26, 1996 between ARS and Fuller-Jeffrey Broadcasting Companies, Inc. ("FBC") pursuant to which ARS has purchased substantially all of FBC's assets used or useful in the operation of AM broadcast station KSTE, Rancho Cordova, California (the "California Station"), including the related KSTE broadcast licenses and authorizations issued by the Federal Communications Commission ("FCC'). That Asset Purchase Agreement hereafter is referred to as the "California Agreement;"

         WHEREAS, Chancellor is a party to a certain Asset Purchase Agreement ("Purchase Agreement") dated May 14, 1996 among Chancellor and Chancellor Broadcasting Company and OmniAmerica Group, WAPE-FM License Partnership, WFYV-FM License Partnership, WEAT-AM License Partnership, WEAT-FM License Partnership, WXXL License Partnership, WOLL License Partnership and- WJHM-FM License Partnership (collectively "Omni") contemplating, inter alia, the purchase by Chancellor of substantially all of Omni's assets used or useful in the operation of Stations WEAT-AM/FM, West Palm Beach, Florida and Station WOLL-FM, Riviera Beach, Florida (collectively, the "Florida Stations"), including the related FCC broadcast licenses and authorizations. That Purchase Agreement is hereafter referred to as the "Florida Agreement;"

         WHEREAS, Chancellor wishes to retain ARS to provide programming for the Stations pursuant to the terms and conditions set forth in this Agreement and in conformity with the Florida Stations' policies and practices and the Federal Communications Commission's ("FCC") rules and regulations concerning such arrangements;

         WHEREAS, ARS will broadcast such programming and sell advertising that is in conformance with the Stations' policies and all FCC rules and regulations, including the requirement that the ultimate control of the Stations be maintained by Chancellor; and

         WHEREAS, Chancellor and ARS intend to enter into an Exchange Agreement (the "Exchange Agreement"), which would qualify as a tax free exchange of like-kind assets pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, pursuant to which Chancellor will agree to transfer to ARS, and ARS has agreed to acquire from Chancellor, substantially all of the assets and businesses of the Florida Stations; and ARS will agree to transfer to Chancellor, and Chancellor has agreed to acquire from ARS, substantially all of the assets and businesses of the California Station.


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         NOW THEREFORE,  for and in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

         1.       Agreement Term.

         The term of this Agreement will begin on August 1, 1996 ("Commencement Date") and will continue until the Programmer acquires the assets of the Florida Stations unless earlier terminated in accordance with the provisions set forth herein.

         2.       Programmer's Purchase of Airtime and Provision of Programming.

         (a) During the term of this Agreement, Programmer shall transmit programming, including commercials, that it produces or owns to the Florida Stations twenty-four (24) hours per day Monday through Friday and for forty-eight (48) hours during Saturday through Sunday, provided that Chancellor may broadcast up to two (2) hours of programming for the Florida Stations which is aimed at serving the needs and interests of the Florida Stations' communities of license during the morning(s) of Saturday and/or Sunday subject to Section 10 hereto.

         (b) To facilitate delivery of programming by Programmer hereunder, Chancellor hereby grants to Programmer the right for the terms of this Agreement to use substantially all of the equipment located in the Florida Stations' studios and currently used by Chancellor for broadcasting programs on the
Florida Stations. In addition, Programmer shall have, and Chancellor hereby grants to Programmer, a license to enter on the premises currently occupied by the Florida Stations for the purpose of producing its programming hereunder; provided, however, that Chancellor shall maintain, for its use, sufficient space at the Florida Stations' studios to enable Chancellor to conduct its operations and originate programming. Accordingly, Programmer shall hold Chancellor harmless from all costs, fees and expenses incurred with respect to any personal injury suffered by any employee or agent of Programmer while on the property of Chancellor. Programmer shall also be responsible for and shall reimburse Chancellor for any damage to the property of Chancellor caused by Programmers' employees or agents.

         3.       Representations.

         Each of Chancellor and Programmer represent as to itself that it is authorized to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms. Programmer hereby represents and warrants to Chancellor that Programmer is an experienced radio broadcast station owner and operator and is fully familiar with all pertinent legal requirements, including but not limited to, the Communications Act of 1934, as amended (the "Act"), and the Commission's rules, regulations and policies governing the operation of radio broadcast stations. Programmer will comply with all legal requirements, including but not limited to the Act and the Commission's rules, regulations and policies.

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         4.       Consideration.

         During the term of this Agreement, Programmer shall pay Chancellor the payments set forth on the Payment Schedule executed in connection herewith.

         5.       Collection of Accounts Receivable.

         (a) The accounts receivable of the Florida Stations generated prior to the Commencement Date (the "Pre-LMA Receivables") shall be and remain the property of Chancellor. Within 5 business days after the Commencement Date, Chancellor shall furnish ARS with a list (certified by the Chief Financial Officer of Chancellor to be a true and complete list) of all accounts receivable of Chancellor which remain outstanding as of the Commencement Date; ARS agrees that if, after the Commencement Date, it shall receive payment, directed to Chancellor, in respect to any Pre-LMA Receivable, ARS shall remit to Chancellor, within five (5) business days after the end of each month, any amounts received by ARS during the preceding month (whether or not directed on their face to Chancellor), which are in payment for advertising broadcast by the Florida Stations prior to the Commencement Date.

         (b) During the period starting on the Commencement Date and ending ninety (90) days thereafter, ARS shall use reasonable efforts, consistent with Chancellor's current billing and collection practices and in the ordinary course of the business, to assist Chancellor in the collection of any outstanding Pre-LMA Receivables; provided, however, that, notwithstanding the foregoing, ARS shall be under no obligation to commence litigation, employ counsel or engage the services of a collection agency to effect collection. ARS shall not make any compromise, adjustment, concession or settlement of any Pre-LMA Receivable without Chancellor's express written consent and ARS shall be under no obligation to compromise, adjust, concede or settle any accounts receivable generated after the Commencement Date or otherwise grant any credit or allowance to effect collection of a Pre-LMA Receivable. Absent-written evidence that an account debtor owing a Pre-LMA Receivable is disputing in good faith any portion of such Pre-LMA Receivable, any payments received by ARS after the Commencement Date from such account debtor shall be presumed to represent payment on any undisputed portion of such Pre-LMA Receivable which is then outstanding (with each such payment received from such account debtor to be applied first- to the most-aged Pre-LMA Receivable then owing from such account debtor). Receivables.

         (c) Chancellor agrees to remit to ARS within S business days after the end of each month, any amounts received by Chancellor during the preceding month (whether or not directed on their face to ARS which are in payment for advertising broadcast by the Florida Stations after the Commencement Date.

         (d) ARS shall not set-off any claim or amount against any of the Pre-LMA

         6.       Chancellor Control of the Florida Stations.


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         (a)  Chancellor  will have full  authority,  power and control over the management and operations of the Florida Stations during the term of this Agreement. Chancellor will bear all. responsibility for the Florida Stations' compliance with all applicable provisions of the Act, the rules, regulations and
policies  of  the  FCC  and  -all  other  applicable  laws,   including  without
limitation, the retention of control over the policies, programming and operation of the Florida Stations, including the right to preempt programming which in its good faith judgment it deems unsuitable or contrary to the public interest. Chancellor shall be solely responsible for and pay in a timely manner all real and personal property taxes, mortgage fees and expenses and other real property costs, all studio and transmitter site leases, any utilities (excluding telephone charges), and all costs and expenses for the maintenance of all transmitter equipment. Programmer shall cooperate with and assist Chancellor in complying with all FCC rules and regulations.

         (b) Chancellor retains ultimate control over the Florida Stations and their premises. Accordingly, all employees of Programmer present at the Florida Stations or on their premises must comply with the policies and rules promulgated by Chancellor. In no event shall Programmer, or Programmer's employees, represent, depict, describe or portray Programmer as the Licensee of the Florida Stations. To this end, all employees of Programmer, whose work involves the Florida Stations, shall be informed as to Chancellor's ultimate control over the Florida Stations and Programmer's subordinate capacity, and all printed materials and promotional announcements shall accurately describe all of the roles and responsibilities of Chancellor and Programmer.

         (c) The Florida Stations' transmission equipment shall be maintained by Chancellor in a condition consistent with good engineering practices and in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC. All capital expenditures reasonably required to maintain the technical quality of the transmission equipment and its compliance with applicable laws and regulations shall be made at the sole expense of Chancellor in a timely fashion.

         (d) Chancellor shall employ at its expense a management-level employee at the Florida Stations and such other person for each Florida Stations as necessary to fulfill Chancellor's duties hereunder and its obligations under the FCC's rules. A manager shall direct the day-to-day operations of each Florida Station and shall report to and be accountable to Chancellor. Chancellor shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Florida stations.

         (e) Chancellor shall pay all regulatory fees, file all necessary applications, maintain the Florida Stations' local public inspection files within the Florida Stations' communities of license and shall prepare and place in such inspection file all required documents including, but not limited to the Florida Stations' quarterly issues and program lists on a timely basis.

         7.       Programmer Responsibility.

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         (a) Programmer shall be solely responsible for all expenses incurred in the origination and/or delivery of programming from any remote location and for all operating expenses of the Florida Stations (including telephone expenses and expenses related to sales, marketing, promotion, advertising, billing and collections, and traffic), except that Chancellor shall be responsible for the costs as provided in Section 6 hereof. Programmer shall cooperate fully with Chancellor in responding to any questions, comment, inquiry or complaint from any third party, including any governmental authority or agent thereof, that may relate to or arise from the Florida Stations or its operations, including the programming. In the event of Programmer's receipt of any question, comment inquiry or complaint that may relate to or arise from the Florida Stations or its operations, Programmer shall promptly notify Chancellor of the same.

         (b) Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel employed by Programmer (including, without limitation, salespeople, traffic personnel, board operators and programming staff).

         (c) Programmer shall cause the Florida Stations to transmit any required tests of the Emergency Broadcast System or successor Emergency Alert System at such times as are directed by Chancellor.

         (d) Political Advertising and Announcements. Programmer shall maintain and deliver to Chancellor all records and information required by the FCC to be placed in the public inspection files of the Florida Stations pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC's rules and agrees to broadcast sponsored programming addressing political issues, in accordance with the provisions of Section 73.1212 of the FCC's rules.

              1. Programmer's sale or use of commercial time on the Florida Stations shall conform to all federal and state laws governing the sale of political advertising on radio Florida Stations. At least ninety (90) days before the start of any primary or general election campaign, Programmer will clear with Licensee the rates to be charged political candidates for public office and rate cards to be sure that the rates and the rate cards are in conformance with all laws, including requirements for providing reasonable time to state and local candidates (as determined by the Licensee).

              2. When required by law, Programmer shall sell such political advertising time only at the Florida Stations' lowest unit rates. Within seven
(7) days after the broadcast of political advertising, Programmer shall review the commercial spots-that have aired on the Florida Stations, so as to insure that each political candidate was charged the lowest unit rate. In the event a refund or credit is due, Programer shall pay such refund or provide such-credits within seven (7) days. The Programmer recognizes candidates' need to maximize their campaign funds, and thus will provide such rebates or credits on a more expeditious basis as the election day approaches.

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              3. Within  twenty-four  (24) hours of any request to purchase time on any of the Florida Stations on behalf of a candidate for public office or to support or urge defeat of an issue on an election ballot, Programmer will provide documentation of the request, and its disposition, to Licensee so that appropriate records can be placed in the Florida Stations' public file.

              4. In the event that Programmer fails to provide adequate broadcast time for the broadcast of paid political programming or advertising by political candidates, Licensee shall have the right to preempt commercial announcements supplied by Programmer to make time available to these political candidates.

              5. Programmer shall furnish within its programming, on behalf of Chancellor, all of the Florida Stations' identification announcements required by the FCC's rules. Programmer shall provide information with respect to any of its programming which is responsive to the public needs and interests of the area served by the Florida Stations so as to assist Chancellor in the preparation of any required programming reports, and provide other information to enable Chancellor to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies.

         8.       Contracts.

         Programmer shall perform and discharge the obligations of Chancellor from and after the Commencement Date under the contracts and agreements listed in the Schedules to the Exchange Agreement. In addition, Programmer shall perform and discharge all obligations of the Florida Stations under all trade agreements from and after the Commencement Date. Any receivables generated prior to the Commencement Date shall be remitted to Chancellor pursuant to Section 8.2 of the Exchange Agreement. Programmer will not enter into any third-party contracts, leases or agreements which will bind Chancellor in any way except with Chancellor's prior written approval.

         9.       Employees.

         Schedule B hereto contains a listing of the name, salary or compensation and job description of all employees of the Florida Stations as of May 15, 1996. Pursuant to Section 14.7 of the Exchange Agreement, Programmer may, but shall not be obligated to (other than through its own actions independent of any provisions of this Agreement or through the assumption of any employment contracts hereunder), offer employment to any employee of the Florida Stations who was employed by Chancellor at or before the Commencement Date.

         10.      Public Affairs Programming.

         Notwithstanding any other provision of this Agreement, Programmer recognizes that Chancellor has certain obligations to broadcast programming to meet the needs and interests of

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the  community of license for the Florida  Stations.  Chancellor  shall have the right to air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of Chancellor to discharge its obligations to the public and to comply with the lav, rules and policies of the FCC with respect to meeting the ascertained needs and interests of the public. Accordingly, Chancellor may broadcast public affairs programming as outlined in Section 2 hereof. Chancellor may air this programming in either one two (2) hour block or any combination of half hour or full hour blocks of time during the hours of 6 a.m. to 9 am. on Saturday and/or Sunday.

         11.      Additional License Obligations.

         Although both parties shall cooperate in the broadcast of emergency information over the Florida Stations, Chancellor shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the reasonable good faith judgment of Chancellor, is of overriding public importance. Chancellor shall also coordinate with Programmer the Florida Stations' hourly station identification announcements to be aired in accordance with FCC rules. Chancellor shall continue to maintain a main studio, as that term is defined by the FCC, within each of the Florida Stations' principal community contours and shall staff it as required by the FCC. Chancellor shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Florida Stations and shall maintain insurance at its present levels covering the Florida Stations' transmission facilities. In addition, Chancellor shall pay any federal regulatory fees, maintain its local public inspection file within the Florida Stations' communities of license and shall prepare and place in such public inspection file all required documents including, but not limited to, its quarterly issues and program lists on a timely basis. Chancellor shall also receive and respond to telephone inquiries from the general public . Programmer shall provide Chancellor with information with respect to certain of Programmer's programs which may be included in Chancellor's quarterly issues and programs lists.

         12.      Broadcast Stations Programming Policy Statement.

         Chancellor has adopted and will enforce a Broadcast Stations Programming Policy Statement (the "Policy Statement"), a copy of-which appears as Attachment I hereto and which may be amended to meet changing regulatory requirements by Chancellor upon reasonable advance written notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement and with all rules and regulations of the FCC. If Chancellor reasonably determines that a program, commercial or other material supplied by Programmer does not comply with the Policy Statement, or if Chancellor reasonably believes that some or all of a program, commercial or other material is unsuitable or contrary to the public interest, it may suspend or cancel such program, commercial or other material and shall provide written notice to
Programmer of such decision. Programmer shall provide programs only in accordance with the Policy Statement and FCC requirements. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local

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regulation  and  policies  and the Policy  Statement,  and shall be  produced in accordance with quality standards established by Chancellor.

         13.      Compliance with Copyright Act.

         Programmer represents and warrants to Chancellor that Programmer has full authority to broadcast its programming. on the Florida Stations and the Programmer shall not broadcast any material in violation of any law, rule, regulation or the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, BMI or SESAC; (ii) in the public domain; or (iii) cleared at the source by Programmer. Chancellor will maintain as appropriate its own ASCAP, BMI and SESAC licenses for the performance of Programmer's programs and Programmer shall reimburse Chancellor for the costs of such licenses obtained by Chancellor within thirty (30) days when paid. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

         14.      Payola.

         Programmer agrees that neither it nor its employees or agents will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the third party providing such compensation, gift or gratuity is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and. FCC requirements. Programmer agrees to execute and to provide Chancellor with payola Affidavits from itself, and all of its employees and agents who are involved with providing programming on the Florida Stations, at such times as Chancellor may reasonably request, substantially in the form attached hereto as Attachment II.

         15.      Sales.

         Programmer shall retain all revenues from the sale of advertising time within the programming it provides to Chancellor and pay all expenses attributable thereto. Programmer may sell advertising, consistent with applicable rules, regulations and the Policy Statement, on the Florida Stations in combination with any other broadcast stations of its choosing. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Chancellor. Chancellor shall retain all revenues from the sale of the Florida Stations' advertising during the hours each week in which Chancellor airs its own nonentertainment programming.

         16.      Local Marketing Agreement Challenge.


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         If this Agreement is challenged at the FCC,  counsel for Chancellor and counsel for Programmer shall defend the Agreement and the parties' performance thereunder throughout all FCC proceedings with Programmer and Chancellor each being responsible for its own costs. If portions of this Agreement do not receive the approval of the FCC staff, then the parties shall reform the Agreement subject to their respective reasonable business judgment and advise of counsel or, at Chancellor's or Programmer's option, seek reversal of the staff decision and approval from the full Commission on appeal.

         17.      Confidential Review.

         Prior to the provision of any programming by Programmer to Chancellor under this Agreement, Programmer shall acquaint Chancellor with the nature and type of the programming to be provided. Chancellor, solely for the purpose of ensuring Programmer's compliance with the law, FCC rules and the Florida Stations' policies, shall be entitled to review and pre-empt at its discretion from time to time on a confidential basis any programming material and any other documents it may reasonably request, including all rate cards and disclosure statements related to Programmer's political advertising. Programmer shall promptly provide Chancellor with copies of all correspondence and complaints received from the public as well as copies of all program logs and promotional materials.

         18.      Major Defaults: Termination.

              18.1 Programmer's Major Defaults. The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be a "Major Default" by Programmer under this Agreement: .

              (a) Programmer's failure to timely pay any of the consideration provided for in Section 4 and the Payment Schedule executed in connection herewith or other payments required hereunder;

              (b) Except as otherwise provided for in this Agreement, the failure of Programmer to supply the programs for broadcast on the Florida Stations in accordance with Section 2 hereof;

              (c) Any termination of this Agreement by Programmer other than as permitted in Section 18.4 or 18.5; or

              (d) In the event of a voluntary filing by Programmer (or involuntary filing with respect to Programmer not vacated with ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws.


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              18.2  Chancellor's  Major  Defaults.  The occurrence of any of the following, after the expiration of the applicable cure periods, if any, will be deemed to be a "Major Default" by Chancellor under this Agreement:

              (a) Except as otherwise provided for in this Agreement, the failure of Chancellor to broadcast the programs supplied by Programmer in accordance with Section 2 hereof;

              (b) Any termination of this Agreement by Chancellor other than as permitted in Section 18.4 or 18.5; or

              (c) In the event of a voluntary filing by Chancellor (or involuntary filing with respect to Chancellor not vacated with ninety (90) days after such filing) of a petition for reorganization or dissolution under federal bankruptcy laws or under substantially equivalent state laws;

              18.3 Cure  Periods.  The cure  periods  before any event listed in
Section 18.1 or 18.2 shall become a Major Default are as follows:

              (a) Payment by Programmer. The consideration to be paid to Chancellor must be received by Chancellor within five (5) days after Chancellor gives written notice of non-payment to Programmer.

              (b) Certain Matters. There shall be no cure period for:

                   (i) a termination by Programmer described in Section 18.1(c); or

                   (ii) a termination by Chancellor described in Section 18.2(b) hereof.

              (c) Programs and Broadcast Matters. With respect to Programmer's failure to provide programs referred to in Section 18.1(b) hereof or Chancellor's failure to broadcast programs referred to in Section 18.2(a) hereof, the period allowed for cure shall be ten (10) business days from the giving of written notice of such failure to the defaulting party by the non-defaulting party.

              (d) Other Matters. With respect to all matters capable of being cured other than those described in Sections 18.3(a), 18.3(b) or 18.3(c) above, the cure period shall be twenty (20) business days after written notice to the defaulting party is given by the non-defaulting party or, with respect to matters that through the exercise of reasonable diligence cannot be cured within such ten (10) day period, such longer period not to exceed ninety (90) days as is reasonably necessary to effect such cure through the exercise of reasonable diligence.

              18.4 Termination Upon Occurrence of Major Default. Upon the occurrence and continuation of a Major Default the non-defaulting party may terminate this Agreement by

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



giving written notice to the defaulting party within sixty (60) days of such occurrence, provided that the non-defaulting party has not also committed a Major Default hereunder which has not been waived. Such written notice shall specify a termination date which is not less than seven (7) days nor more than ninety (90) days from the date such notice is given. In the event the non-defaulting party does not exercise such right of termination by giving such written notice within such sixty (60) day period, then the Major Default giving rise to such right of termination shall be deemed waived and the Agreement shall continue in full force and effect.

              18.5 Termination Upon Failure of Consummation of Exchange Agreement. Notwithstanding any other provision hereof, this Agreement may be terminated by either party at any time following termination of the Exchange Agreement.

         19.      Liabilities Upon Termination.

              (a) Programmer shall be solely responsible for all of its liabilities, debts and obligations incident to its purchase of broadcast time hereunder, including, without limitation, accounts payable and unaired advertisements, but not for Chancellor's federal, state, and local tax liabilities associated with Programmer's payments to Chancellor as provided herein. Upon termination pursuant to Sections 18.4 or 18.5 hereto, Chancellor shall be under no further obligation to make available to Programmer any broadcast time or broadcast transmission facilities, provided that Chancellor agrees that it will cooperate reasonably with Programmer to discharge in exchange for reasonable compensation any remaining obligations of Programmer in the form of air time following the termination date, At the date of termination, Programmer shall return to Chancellor any equipment or property of the Florida Stations used by Programmer, its employees or agents, in substantially the same condition as such equipment existed on the Commencement Date, shall restore Chancellor's technical facilities to substantially the same condition as such facilities existed on the Commencement Date, ordinary wear and tear excepted, shall reassign to Chancellor all contracts and agreements relating to the Florida Stations listed on the Schedules to the Exchange Agreement which were assumed by Programmer upon the Commencement Date, and shall otherwise take such actions to restore to the extent then practicable the parties hereto to their respective positions prior to the Commencement Date.

              (b) Upon termination of this Agreement pursuant to this Section 18 or as a result of the expiration of the term of this Agreement other than by the Closing under the Exchange Agreement, each party shall be free to pursue any and all remedies available to it at law, in equity or otherwise. All amounts accrued or payable to Chancellor up to the date of termination which have not been paid shall be immediately due and payable. Programmer shall, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, be entitled immediately to cease providing any further programs to be broadcast on the Florida Stations, and all amounts which have been prepaid to Chancellor for any partial month beyond the termination shall be immediately due and payable to Programmer. Programmer shall return all confidential information with respect to the Florida Stations to the Chancellor. Programmer shall reassign all of Chancellor's accounts receivable to Chancellor.

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



Programmer shall remit to Chancellor all amounts collected with respect to Chancellor's accounts receivable within five (5) business days of termination hereunder.

         Upon termination, Programmer shall be responsible for debts and obligations resulting from the use of the Florida Stations' air time and equipment by Programmer including, without limitation, accounts payable and net barter balances in excess of Fifty Thousand Dollars ($50,000), relating to the period on and after the date of this Agreement and up to the termination of this Agreement and shall be entitled to the revenues and other credits for that period.

         20.      No Format Changes.

         During this Agreement, Programmer shall not materially change the entertainment format of the Florida Stations.

         21.      Chancellor's Indemnification.

         Chancellor shall indemnify, defend, hold and save Programmer harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses, including counsel fees, of every kind, nature, and description, including libel, slander, illegal competition or trade practices, or infringement of trade marks or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising out of:

              (a) Chancellor's operation of the Florida Stations (not including the operation of the Florida Stations by Programmer) under this Agreement, and

              (b) breach of any warranty, representation, covenant, agreement or obligation of Chancellor contained in this Agreement.

         22.      Programmer's Indemnification.

         Programmer shall indemnify, defend, hold and save Chancellor harmless from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures. and expenses, including counsel fees, of every kind, nature, and description, including libel, slander, illegal competition or trade practices, or infringement of trade marks or program titles, violation of rights and of privacy, and infringement of copyrights and proprietary rights arising out of:

              (a) the programming furnished by Programmer under this Agreement,

              (b) the actions or failure to act of its employees or agents under this Agreement; and

              (c) breach of any warranty, representation, covenant, agreement or obligation of Programmer contained in this Agreement.

         23.      Procedure for Indemnification.

         The party seeking indemnification under this paragraph("Indemnitee") shall give the party from whom it seeks indemnification ("Indemnitor') prompt notice, as provided herein, of the assertion of such a claim provided, however, that the failure to give notice of a claim within a reasonable time shall only relieve the Indemnitor of liability to the extent it is materially prejudiced thereby. Promptly after receipt of written notice, as provided herein, of a claim by a person or entity not a party to this Agreement, the Indemnitor shall assume the defense of such claim; provided, however, that:

              (a) If the Indemnitor fails, within a reasonable time after receipt of notice of such claim, to assume the defense thereof, the Indemnitee shall have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor, subject to the right of the Indemnitor (upon notifying the Indemnitee of its election to do so) to assume the defense of such claim at any time prior to the settlement, compromise, judgment, or other final determination thereof;

              (b) If in the reasonable judgment of the Indemnitee, based upon the advise of its counsel, a direct or indirect conflict of interest exists between the Indemnitee and Indemnitor, the Indemnitee shall (upon notifying the Indemnitor of its election to do so) have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor (it being understood and agreed that the Indemnitor shall not be entitled to assume the defense of such claim);

              (c) If the Indemnitee in its sole discretion elects, it shall (upon notifying the Indemnitor of its election to do so) be entitled to employ separate counsel and to participate in the defense of such claim, but the fee and expenses of counsel so employed shall (except as contemplated by clauses (a) and (b) above) be borne solely by Indemnitee;

              (d) The Indemnitor shall not settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnitee of a release from any and all liability in respect thereof; and

              (e) The Indemnitor shall not settle or compromise any claim in any manner, or consent to the entry of any judgment, that could reasonably be expected to have a material adverse effect on the Indemnitee .

         24.      Dispute Over Indemnification.

         If upon presentation of a claim for indemnity hereunder, the Indemnitor does not agree that all, or part, of such claim is subject to the indemnification obligations imposed upon it pursuant to this Agreement, it shall promptly so notify the Indemnitee. Thereupon, the parties shall attempt to resolve their dispute, including where appropriate reaching an agreement as to that portion of the claim, if any, which both concede is subject to indemnification. To the extent that the parties are unable to reach some compromise within thirty (30) days thereafter, the parties shall be free to pursue all appropriate legal and equitable remedies.

         25.      Programmer's Remedies for Operational Deficiencies.

         Except as set forth in this Section 25, and except for reductions in power or interruptions occurring between the hours of 12:00 midnight and 6:00 a.m. as a result of maintenance or repairs or during such periods that the Florida Stations are operating from its authorized auxiliary antenna, if any of the normal broadcast transmissions of the Florida Stations are interrupted, interfered with, or in any way impaired with so that the Florida Stations are not operating at full licensed power and antenna height or are off the air, or in the event that Chancellor preempts Chancellor's programming, Programmer shall be entitled to an equitable reduction in the amount of its monthly fee which is proportionate to the period of time that the Florida Stations' operations are deficient, the Florida Stations' programming is preempted or the Florida Stations are off the air.

         26.      Force Majeure.

         Any failure or impairment of the Florida Stations' facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Chancellor (including any obligation of Chancellor to reduce power or suspend operation to avoid occupational exposure to harmful RF radiation), shall not constitute a breach of this Agreement and Chancellor will not be liable to Programmer.

         27.      Other Agreements.

         During the term of this Agreement, Chancellor will not enter into any other local marketing, program provision, local management or similar agreement with any third party with respect to the Florida Stations.

         28.      Assignment.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assignees, including specifically any purchaser of the Florida Stations form Chancellor. Neither party may assign its rights without the prior written consent of the other party which consent shall not be unreasonably withheld.

         29.      Entire Agreement.


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



         This Agreement, and the Attachments hereto, embody the entire agreement and understanding of the pa,-ties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the. parties.

         30.      Taxes.

         Chancellor and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Such party shall be responsible for any sales tax imposed on advertising aired during the programming provided by that party.

         31.      Headings.

         The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         32.      Governing Law.

         The obligations of Chancellor and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida

         33.      Notices.

         Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

         To Programmer:   Chancellor Broadcasting Company
                          12655 N. Central Expressway, Suite 321
                          Dallas, Texas  75243
                          Attention: Mr. Steven Dinetz
                          Telecopier Number: (214) 239-0220

         Copy to:         Matthew L. Leibowitz, Esq.
                          Leibowitz & Associates
                          One S.E. Third Avenue, Suite 1450
                          Miami, Florida 33131

                          Telecopier Number:  (305) 530-9417

         To ARS:          American Radio Systems Corporation
                          116 Huntington Avenue
                          Boston, Massachusetts 02116
                          Attention: Mr. Steven Dodge
                          Telecopier Number: (617) 375-7575

         Copy to:         Michael Milsom, Esq.
                          116 Huntington Avenue
                          Boston, MA  02116
                          Telecopier Number:  (617) 375-7575

         The date of any such notice and service thereof shall be deemed to be:

              (a) the day of delivery if hand delivered or delivered by overnight courier;

              (b) the day of delivery as indicated on the return receipt if dispatched by mail, or

              (c) the date of telecopy transmission as indicated on the telecopier transmission report provided that any telecopy transmission shall not be effective unless a paper copy sent by overnight courier on the date of the telecopy transmission is delivered.

         Either party may change its address for the purpose of notice by giving notice of such change in accordance with the provisions of this paragraph.

         34.      Severability.

         If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         35.      Certifications.

              (a) Control of Florida  Stations.  Chancellor hereby verifies that it will maintain control of the Florida Stations and their facilities, including specifically control over the Florida Stations' finances, personnel and programming during the term of this Agreement.

              (b) Compliance with Ownership Rules. Programmer hereby verifies that the arrangement contemplated by this Agreement complies with the provisions of Section 73.3555(a) of the rules and regulations of the FCC.

         36.      No Joint Venture.

         The parties agree that nothing herein shall constitute a joint venture or partnership between them.

         37.      Beneficiaries.

         Nothing in this Agreement, express or implied, is intended to confer on any person . other than the parties hereto and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                     CHANCELLOR RADIO BROADCASTING COMPANY



                                     By:______________________________________
                                        Steven Dinetz
                                        President


                                     AMERICAN RADIO SYSTEMS CORPORATION


                                     By:______________________________________
                                        Steven B. Dodge
                                        President